Exhibit (h)(42)

                            CONSENT TO ASSIGNMENT
                            ----------------------


     The undersigned consents to the Assignment attached hereto of the Co-Administration Agreement dated January 1, 1995 among B.C. Ziegler and Company, Firstar Trust Company and Firstar Funds, Inc., as amended through the date hereof, on the express condition that (1) Assignor will remain liable for the performance of each and every one of its obligations under the Contract arising on or before the Effective Date; (2) this Consent to Assignment will not be deemed a consent to any subsequent assignment but rather any subsequent assignment will require the prior written consent of the undersigned pursuant to the terms of the Contract; and (3) Assignor will notify the undersigned of the actual Effective Date if such date occurs on a date other than October 1, 1998.



                              FIRSTAR FUNDS, INC.


                              By:  /s/ Steven R. Parish
                                   Name:  Steven R. Parish
                                   Title: President



                              B.C. ZIEGLER AND COMPANY


                              By:  /s/ Robert Tuszynski
                                   Name:  Robert Tuszynski
                                   Title: Senior Vice President


                            ASSIGNMENT OF CONTRACT


     This ASSIGNMENT OF CONTRACT (the "Assignment") is dated as of the 1st day of October, 1998 by and between Firstar Trust Company, a Wisconsin corporation ("Assignor"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("Assignee").

                           W I T N E S S E T H:
                           - - - - - - - - - -

     WHEREAS, Assignor is a party to the contract or contracts attached hereto as Exhibit A (the "Contract") and identified as follows:

          Co-Administration Agreement by and among B. C. Ziegler and Company, Firstar Funds, Inc. (formerly Portico Funds, Inc.) and Assignor dated January 1, 1995, as amended through the date hereof.

     WHEREAS, Assignor desires to transfer to Assignee all of Assignor's right, title and interest in the Contract.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

     1. Assignment of the Contract. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Contract.

     2. Assumption and Acceptance of the Contract. By acceptance of this Assignment, Assignee hereby assumes and agrees to perform all of the obligations and covenants of Assignor under the Contract from and after the date and year first written above or such other date as the parties may agree in writing (the "Effective Date").

     3. Consent. The effectiveness of this Assignment is expressly subject to the written consent of Firstar Funds, Inc. and B.C. Ziegler and Company.

     4. Indemnification. Assignor agrees that it will remain liable under the Contract for all obligations arising on or before the Effective Date and will indemnify and hold harmless Assignee from any such obligation.

     IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee as a sealed instrument as of the day and year first written above.

                              ASSIGNOR

                              FIRSTAR TRUST COMPANY


                              By:  /s/ Joseph D. Redwine
                                   Name:  Joseph D. Redwine
                                   Title: Senior Vice President



                              ASSIGNEE

                              FIRSTAR MUTUAL FUND SERVICES, LLC


                              By:  /s/ Joseph C. Neuberger
                                   Name:  Joseph C. Neuberger
                                   Title: Vice President